                                                               EXHIBIT 99.(b)(1)

                                  June 15, 2001

Mr. G. Drew Conway
144 Edmunds Road
Wellesley, MA  02481


         Re:      Revised Senior Secured Credit Facility
                  --------------------------------------

Dear Mr. Conway:

You have informed us that certain members of the current management team ("Management") of Renaissance Worldwide, Inc. ("RWI"), wish to acquire all the capital stock of RWI in a series of transactions (the "Merger Transactions") in which (i) Management will form a new Massachusetts or Delaware corporation ("Newco") and will contribute all capital stock of RWI held by Management to Newco, (ii) Newco will form a wholly-owned Massachusetts subsidiary corporation ("Redwood Acquisition Corporation"), (iii) Redwood Acquisition Corporation will enter into a merger agreement with RWI, and (iv) Redwood Acquisition Corporation will be merged with and into RWI, with RWI as the surviving corporation, and all stock holders of RWI (other than Newco) will receive cash payments in exchange for their shares of capital stock of RWI. Following consummation of the Merger Transactions, RWI will be a wholly-owned subsidiary of Newco, and RWI will continue to own all of the outstanding capital stock of Renaissance Worldwide IT Consulting Services, Inc. ("ITCS") and GovConnect, Inc. ("GCI").

In connection with the Merger Transactions, you have requested that J.P. Morgan Business Credit Corp., through its affiliate The Chase Manhattan Bank ("JPMorgan/Chase"), underwrite and arrange a senior secured credit facility (the "Credit Facility") for Newco, RWI, ITCS and GCI (collectively, the "Borrowers") in a maximum amount of up to either (i) $40,000,000 or (ii) $50,000,000, as selected by Newco in writing not later than June 30, 2001; provided that if Newco does not notify JPMorgan/Chase of its selection by such date, Newco shall be deemed to have selected a Credit Facility in the maximum amount of $50,000,000. The proceeds of the Credit Facility shall be used to partially finance the Merger Transactions, to refinance existing indebtedness of the Borrowers, to finance working capital needs of the Borrowers, to support letters of credit, to finance certain permitted acquisitions, and for general corporate purposes.

Mr. G. Drew Conway
June 15, 2001
Page 2

JPMorgan/Chase is pleased to advise you of its revised commitment (the "Financing Commitment") to underwrite and arrange the Credit Facility upon the terms and subject to the conditions set forth or referred to in this revised commitment letter (this "Commitment Letter"), in the Revised Summary of Terms and Conditions (the "Term Sheet") annexed hereto and incorporated herein by reference (all terms not defined herein shall have the meanings ascribed to them in the Term Sheet), and in the separate Fee Letter between JPMorgan/Chase and G. Drew Conway (the "Fee Letter"). The Financing Commitment is subject to, without limitation, (i) reasonably satisfactory review by JPMorgan/Chase of all documents relating to the Merger Transactions, (ii) the receipt by JPMorgan/Chase of the fees described in the Term Sheet and the Fee Letter that are required to be paid on or before the Closing Date, and (iii) the terms and conditions set forth in the Term Sheet. Hereinafter, all references to this Commitment Letter and to the Financing Commitment shall be deemed to include the Term Sheet and the Fee Letter. This Commitment Letter supersedes all prior commitments issued by JPMorgan/Chase to RWI and/or G. Drew Conway.

This Commitment Letter is intended to provide a brief description of the principal terms of the Credit Facility as contemplated by JPMorgan/Chase and will not be considered as prejudicing other terms and conditions which have yet to be negotiated and agreed to and which will be contained in the final documentation. It is understood that not every provision imposing duties, burdens, and limitations on the Borrowers to be contained in the final documentation customary for this type of transaction is set forth in this letter. Failure by the Borrowers or JPMorgan/Chase to reach agreement on such other provisions (i) shall not be deemed a breach of the Financing Commitment on the part of JPMorgan/Chase, and (ii) shall not impose any duty or obligation on the part of the Borrowers, except that the Borrowers shall be responsible for the fees and expenses as set forth in the Fee Letter. Notwithstanding anything to the contrary set forth herein or in the Term Sheet or Fee Letter, JPMorgan/Chase expressly acknowledges and agrees that except as may otherwise be expressly agreed to in writing by RWI, ITS or GCI after the date of this Commitment Letter, none of RWI, ITCS or GCI shall be deemed to be a party to this Commitment Letter, the Term Sheet or the Fee Letter, nor shall any of RWI, ITS or GCI be bound by any of the terms or provisions of this Commitment Letter, the Term Sheet or the Fee Letter prior to the earlier to occur of (i) the closing of the Credit Facility or (ii) receipt by JPMorgan/Chase of written notice from G. Drew Conway that he has assigned his rights and obligations under this Commitment Letter, the Term Sheet and the Fee Letter to RWI, ITCS and GCI.

The Credit Facility shall be evidenced by a Credit Agreement (the "Credit Agreement") and such security and other documentation customary for this type of transaction which JPMorgan/Chase and its legal counsel may reasonably require. All documentation must be reasonably satisfactory in form and substance to JPMorgan/Chase, the Borrowers and their respective counsel.

JPMorgan/Chase may terminate the Financing Commitment if, in JPMorgan/Chase's reasonable credit judgment: (i) any information submitted to JPMorgan/Chase proves to have been inaccurate or incomplete or if any event of change occurs, or any additional information is disclosed to or discovered by JPMorgan/Chase after the date hereof, which in any such case JPMorgan/Chase reasonably deems, individually or in the aggregate, materially adverse in

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 3

respect of (a) the condition (financial or otherwise), business, operations, assets, liabilities or ownership of the Borrowers, or (b) the ability of the Borrowers to perform their obligations under the Credit Facility, (ii) any of the fees or other consideration provided for herein are not paid or delivered when due, (iii) a change shall have occurred in the financial markets after the date of delivery of this letter (including, but not limited to, any governmental action or other event) which materially adversely affects the extension of credit by banks or other lending institutions, or materially impairs JPMorgan/Chase's ability to syndicate the Credit Facility, (iv) the terms provided for herein are materially changed, or (v) any condition to the obligations of JPMorgan/Chase set forth herein becomes incapable of satisfaction.

The Financing Commitment is subject to the condition that the financial statements and other information furnished to JPMorgan/Chase by the Borrowers fairly present the financial condition and results of operations of the Borrowers as at the date of such statements, and that since the date of such statements or such other information there has been no changes in the assets or liabilities, the financial condition or other conditions, or the results of operations of the Borrowers which JPMorgan/Chase may determine, in its reasonable discretion, are materially adverse.

JPMorgan/Chase intends to syndicate the Financing Commitment and its rights, interests and obligations under the Credit Facility (other than its rights and duties as agent as described below) to certain financial institutions chosen by JPMorgan/Chase and subject to approval by the Borrowers, such approval not to be unreasonably withheld. It is the intention of JPMorgan/Chase to complete the syndication prior to the closing of the Credit Facility. JPMorgan/Chase's syndication right shall exist from the date hereof through the term of the Credit Facility. It is understood and agreed that (i) JPMorgan/Chase will act as the administrative agent and collateral agent for the Credit Facility, and (ii) no additional agents or co-agents will be appointed without the consent of JPMorgan/Chase.

JPMorgan/Chase will manage all aspects of the syndication, including the selection of Lenders, the determination of when to approach potential Lenders, titles for the Lenders, if any, and final allocations of the commitments among the Lenders. The Borrowers agree to assist JPMorgan/Chase in achieving a timely syndication. Such assistance shall include, among other things, (a) direct contact during the syndication between the Borrowers' senior officers, representatives and advisors involved in this transaction, on the one hand, and prospective Lenders on the other hand, at such times and places as JPMorgan/Chase shall reasonably request, (b) providing to JPMorgan/Chase all financial and other information reasonably requested by JPMorgan/Chase in the possession of the Borrowers with respect to the Merger Transactions and the businesses, properties, assets, books and records of the Borrowers, including financial projections related to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication. The Borrowers further agree that JPMorgan/Chase shall be entitled, in consultation with the Borrowers, to change the pricing of the Credit Facility, if JPMorgan/Chase reasonably believes that such action is necessary or advisable to ensure a successful syndication.

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 4

In addition to JPMorgan/Chase's right to complete an initial syndication of the Credit Facility, JPMorgan/Chase and each other Lender shall have the right at any time during the term of the Credit Facility (i) to sell or assign interests in all or any portion of their respective commitments, rights and obligations under the Credit Facility to one or more prospective assignees with the prior consent of the Borrowers (which consent (x) shall not be unreasonably withheld or delayed and (y) shall not be required if a default shall have occurred and be continuing under the Credit Agreement), and (ii) to grant participation interests in all or any portion of their respective commitments, rights and obligations under the Credit Facility without the necessity of obtaining the consent of the Borrowers (provided that notwithstanding any such grant of a participation interest, the Borrowers shall continue to deal directly with JPMorgan/Chase or such Lender as if such participation had not been granted). In furtherance of the foregoing, JPMorgan/Chase and each other Lender shall be allowed to disclose financial and other information about the Borrowers and their respective affiliates to prospective and actual assignees and participants, in each case subject to the execution of customary confidentiality undertakings.

G. Drew Conway, on behalf of himself and the Borrowers, acknowledges that JPMorgan/Chase and the other Lenders may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers or G. Drew Conway may have conflicting interests regarding the Financing Commitment and otherwise. JPMorgan/Chase agrees not to use, and will request that the other Lenders agree not to use, confidential information obtained from the Borrowers by virtue of the Financing Commitment or their other relationships with the Borrowers for any purposes other than for purposes reasonably relating to this Financing Commitment and the transactions contemplated hereunder. JPMorgan/Chase further agrees, and will request that other Lenders also agree, not to furnish any confidential information regarding the Borrowers to any third party, except (i) to employees, attorneys, accountants or other advisors to or agents of JPMorgan/Chase or the Lenders, (ii) to prospective and actual assignees and participants, in each case subject to the execution of customary confidentiality undertakings, and (iii) as otherwise required by applicable laws or regulations or by the order or direction of any court or regulatory authority. The Borrowers and G. Drew Conway further acknowledge that JPMorgan/Chase and the other Lenders have no obligation (i) to use confidential information obtained from other parities in connection with the Financing Commitment, or (ii) to furnish such confidential information obtained from other parties to the Borrowers.

By executing this letter, G. Drew Conway, on behalf of himself, the other Borrowers and their respective affiliates, agrees to indemnify, defend and hold harmless JPMorgan/Chase and the other Lenders, and its and their respective officers, directors, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses, other than for their own gross negligence or willful misconduct, incurred by any of them arising out of or by result of any litigation, investigation, claim or proceeding, pending or threatened, which arise out of or are in any way based upon this letter and the financing contemplated herein, including without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceedings. The Borrowers and G. Drew Conway acknowledge that at the request of G. Drew Conway, JPMorgan/Chase has authorized its attorneys to conduct due diligence and prepare the necessary documentation to consummate

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 5

the transactions contemplated herein, and G. Drew Conway, on behalf of himself and Newco, hereby confirms his and its agreement to reimburse JPMorgan/Chase for fees and expenses (including the reasonable fees and expenses of attorneys and other professionals retained by JPMorgan/Chase) incurred by JPMorgan/Chase in connection with the preparation of such documentation regardless of whether the transactions contemplated by this Agreement are ultimately consummated, all subject to and upon the terms and conditions set forth in the Fee Letter.

G. Drew Conway, on behalf of himself and the other Borrowers, and JPMorgan/Chase, agree that this letter is delivered on the understanding that neither this letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person, except that (i) the Borrowers and
G. Drew Conway may disclose this letter to Management and the directors, stockholders and employees of the Borrowers, to agents, counsel and other advisors who are directly involved in the consideration of this matter, and, to the extent required by applicable law, to the Securities and Exchange Commission and other applicable Governmental Authorities; (ii) JPMorgan/Chase may disclose this letter to other prospective Lenders; and (iii) JPMorgan/Chase and other prospective Lenders may disclose this letter to their respective employees, agents, counsel and other advisors who are directly involved in the consideration of this matter.

This Financing Commitment may not be assigned, relied upon by any third party or changed orally or by course of conduct, except that G. Drew Conway may assign, delegate and transfer all of his rights and obligations under this Financing Commitment to Newco and/or the other Borrowers. Upon closing of the Credit Facility, all of G. Drew Conway's rights and obligations under this Financing Commitment shall terminate and be vested solely in the Borrowers. This letter embodies the entire understanding between JPMorgan/Chase, on the one hand, and G.Drew Conway and the Borrowers, on the other hand, and relating to the matters discussed herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No course of prior conduct between JPMorgan/Chase and G. Drew Conway or the Borrowers, no usage of the trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term contained herein. No extension or other modification of JPMorgan/Chase's commitment shall be valid, binding or enforceable against JPMorgan/Chase unless contained in writing made expressly for that purpose and executed by JPMorgan/Chase.

This Commitment Letter and the Financing Commitment embodied herein shall be deemed to be executed, performed in and governed by the substantive laws of the State of New York, without regard to any rules of conflicts-of-laws that would require the application of the laws of any other jurisdiction.

If this Financing Commitment is acceptable to you and you are desirous of proceeding, please sign this Commitment Letter in the spaces provided below and return the executed Commitment Letter, to JPMorgan/Chase on or before 5:00 p.m. on June 15, 2001. Upon our receipt of such executed Commitment Letter, G. Drew Conway and the Borrowers shall be obligated to pay the fees and deposits described in the Fee Letter on or before the dates that such fees and deposits are due, including without limitation, the fee required to be paid on or before 5:00 p.m. on June 19, 2001. If we do not receive the fee due on June 19, 2001 by 5:00 p.m., this Financing Commitment shall be null and void. Upon our receipt of the foregoing fees and deposits, this

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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 6

Commitment Letter shall constitute a commitment on the part of JPMorgan/Chase, on the one hand, and G. Drew Conway and the Borrowers, on the other hand, to proceed in good faith toward a closing of the Credit Facility subject to the conditions described therein. This Financing Commitment shall expire on October 15, 2001 if the closing shall not have occurred on or before that date. In the event that the Credit Facility shall fail to close for any reason (other than as a direct result of a material breach of the Financing Commitment on the part of JPMorgan/Chase), G. Drew Conway and Newco shall remain liable to pay or reimburse JPMorgan/Chase for reasonable fees, expenses, charges and disbursements incurred by JPMorgan/Chase in connection with the Credit Facility (including the reasonable fees, expenses charges and disbursements of legal counsel and other professionals retained by JPMorgan/Chase), subject to the terms and limitations set forth in the Fee Letter.

IF THIS COMMITMENT LETTER OR THE SUBJECT MATTER HEREOF BECOMES THE SUBJECT OF ANY DISPUTE, EACH OF THE PARTIES WAIVES TRIAL BY JURY IN CONNECTION HEREWITH AND
G. DREW CONWAY, ON BEHALF OF HIMSELF AND THE OTHER BORROWERS, WAIVE ANY CLAIMS FOR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUCH DISPUTE.

G. DREW CONWAY, ON BEHALF OF HIMSELF AND THE BORROWERS, ACKNOWLEDGE THAT JPMORGAN/CHASE HAS NOT COMPLETED ITS REVIEW OF THE MERGER TRANSACTIONS, AND G. DREW CONWAY, ON BEHALF OF HIMSELF AND THE BORROWERS, FURTHER ACKNOWLEDGE THAT THE COMPLETION OF SUCH REVIEW TO THE SATISFACTION OF JPMORGAN/CHASE IN ITS SOLE DISCRETION IS AN EXPRESS CONDITION OF THIS FINANCING COMMITMENT.


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[LOGO] JPMorganChase                                               Confidential

Mr. G. Drew Conway
June 15, 2001
Page 7

We appreciate this opportunity to work with you and look forward to the continued development of our relationship.

                                         Very truly yours,


                                         J.P. MORGAN BUSINESS CREDIT CORP.

                                         /s/ Peter N. Langburd
                                         ---------------------------------
                                         Peter N. Langburd
                                         Director


                                         THE CHASE MANHATTAN BANK

                                         /s/ Peter N. Langburd
                                         ---------------------------------
                                         Peter N. Langburd
                                         Vice President

ACCEPTED AND AGREED
AS OF JUNE 15, 2001:

 /s/ G. Drew Conway
 --------------------------------
 G. Drew Conway, individually and
  on behalf of Newco

cc:      Joseph P. Fargnoli, Vice President, Renaissance Worldwide, Inc.
         Mark R. Dolins, Vice President, SG Cowen
         John H. Watt, Jr., Managing Director, J.P. Morgan Business Credit Corp. Patricia J. Leva, Vice President, J.P. Morgan Business Credit Corp. David L. Ruediger, Esq. - Palmer & Dodge LLP
         Julio E. Vega, Esq. - Bingham Dana LLP

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[LOGO] JPMorganChase                                               Confidential

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                     REVISED SUMMARY OF TERMS AND CONDITIONS
                                       FOR
                         SENIOR SECURED CREDIT FACILITY
                                  JUNE 15, 2001

BORROWERS:          Newco (as defined below under the heading "Merger
---------           Transactions"), Renaissance Worldwide, Inc. ("RWI"),
                    Renaissance Worldwide IT Consulting Services, Inc. ("ITCS") and GovConnect, Inc. ("GCI"), as joint and several co-borrowers (collectively, the "Borrowers").

GUARANTOR(S):       All subsidiaries acquired or created after the Closing Date
------------        shall be required to become co-borrowers hereunder or to
                    become guarantors of all obligations of the Borrowers. Any and all such subsidiaries are referred to herein collectively with the Borrowers as the "Credit Parties".

AGENT:              J.P. Morgan Business Credit, through its affiliate, The
-----               Chase Manhattan Bank ("JPMorgan/Chase"), will act as agent
                    (the "Agent") for the Lenders.

ARRANGER
AND LENDER(S):      JPMorgan/Chase will act as the sole and exclusive
-------------       Administrative and Collateral Agent for the Credit Facility
                    and will endeavor to arrange and syndicate the Credit
                    Facility to other banks and financial institutions
                    ("Lenders") to be selected by JPMorgan/Chase which are reasonably acceptable to the Borrowers. The Borrowers shall assist JPMorgan/Chase in whatever reasonable manner
                    JPMorgan/Chase deems necessary to successfully accomplish the arrangement and syndication of the Credit Facility.

DESCRIPTION OF
CREDIT FACILITY:    The credit facility shall consist of a revolving line of
--------------      credit (the "Credit Facility") in a maximum amount
                    (including up to $1,000,000 of Letters of Credit (the "LC
                    Sublimit")) not to exceed the Maximum Commitment Amount (as described below). Unless otherwise extended in accordance with the credit documentation, the Credit Facility shall expire and terminate three (3) years from the Closing Date
                    (the "Final Maturity Date"). The Borrowers shall be permitted to borrow, repay and reborrow loans and advances under the Credit Facility ("Revolving Credit Loans"), and have Letters of Credit issued for their accounts until the Final Maturity Date;

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[LOGO] JPMorganChase                                               Confidential

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    provided, however, that the sum of (i) the aggregate amount of all Revolving Credit Loans (including all principal, accrued interest, fees and charges), (ii) the aggregate amount available to be drawn under all outstanding Letters of Credit, and (iii) the aggregate exposure under all foreign exchange contracts and interest rate protection agreements, collectively shall not exceed the lesser of (a) the Maximum Commitment Amount or (b) the Borrowing Base (as defined below). All Letters of Credit issued under the Credit Facility shall expire within 364 days from the date of issuance and in any event no later than thirty (30) days prior to the Final Maturity Date.

MERGER
TRANSACTIONS:       Prior to the Closing Date, the following transactions (the
------------        "Merger Transactions") involving RWI, its stockholders, and certain members of the current management team of RWI led by
                    G. Drew Conway ("Management") will be consummated: (i)
                    Management will form a new Delaware or Massachusetts corporation ("Newco") and will contribute all capital stock of RWI held by Management to Newco, (ii) Newco will form a wholly-owned Massachusetts subsidiary corporation ("Redwood
                    Acquisition Corporation"), (iii) Redwood Acquisition
                    Corporation and RWI will enter into a merger agreement (the
                    "Merger Agreement"), and (iv) subject to the approval of the holders of at least seventy-five percent (75%) of the outstanding capital stock of RWI, pursuant to the Merger
                    Agreement Redwood Acquisition Corporation will be merged with and into RWI and all stock holders of RWI (other than Newco) will receive cash payments in exchange for the cancellation of their shares of capital stock in RWI.
                    Following consummation of the Merger Transactions, RWI will be a wholly-owned subsidiary of Newco, and RWI will continue to own all outstanding capital stock of ITCS and GCI.

MAXIMUM
COMMITMENT
AMOUNT:             The Borrowers shall have the option of selecting the maximum
------              amount of the Credit Facility, which maximum amount shall
                    equal either: (A) $40,000,000 or (B) $50,000,000 (the amount selected by the Borrowers being hereinafter referred to as the "Maximum Commitment Amount"). The Borrowers shall make their selection as to the Maximum Commitment Amount by notifying JPMorgan/Chase in writing as to their selection not later than June 30, 2001; provided that if the Borrowers do not notify JPMorgan/Chase of their selection by such date, the Borrowers

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[LOGO] JPMorganChase                                               Confidential

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    shall be deemed to have selected a Credit Facility with a Maximum Commitment Amount equal to $50,000,000.

JPMORGAN/CHASE'S
COMMITMENT:         JPMorgan/Chase will initially commit to provide the entire
----------          Maximum Commitment Amount of the Credit Facility. It is
                    intent of JPMorgan/Chase (subject to further discussion with the Borrowers) to achieve a final hold position of up to fifty percent (50%) of the Maximum Commitment Amount, following the completion of the arrangement and syndication of the Credit Facility.

BORROWING BASE:     The Borrowing Base shall equal the sum of:
--------------
                    (i) up to 80% of the net amount of Eligible Domestic Trade
                    Accounts Receivable that are not subject to any offset or deduction and are not outstanding for more than ninety (90) days from invoice date (or, in the case of accounts owing from account debtors that have been rated BBB or better by Standard and Poor's or Baa or better by Moody's, are not outstanding for more than one-hundred twenty (120) days from the invoice date); plus

                    (ii) the lesser of (a) up to 80% of Qualified Domestic Unbilled Accounts (as hereinafter defined) and (b) $5,000,000; minus

                    (iii) $5,000,000 (the "Availability Block").

                    Ineligible receivables shall include, but not be limited to:
                    (i) receivables from affiliated companies; (ii) foreign receivables; (iii) contra accounts; (iv) deferred revenues;
                    (v) certain unbilled or bill and hold accounts; (vi) chargebacks; (vii) receivables generated on a percentage-of-completion basis or other project-like basis not subject to weekly or bi-weekly time cards, (viii) receivables from individuals or the federal government; (ix) receivables from an account debtor where more than 50% of the total receivables from such account debtor are greater than ninety (90) days from invoice date; (x) receivables owing from a single account debtor if the total receivables owing from such account debtor exceed 25% of the total receivables owing from all account debtors at such time; and
                    (xi) receivables from account debtors with unsatisfactory credit standing as determined by the Agent in its discretion.


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[LOGO] JPMorganChase                                               Confidential

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    "Qualified Domestic Unbilled Accounts" means amounts owing to any Borrower for services rendered which have not been billed but which will be billed within 30 days and, when billed, will meet all criteria required to constitute Eligible Domestic Trade Accounts Receivable.

                    The Agent shall have the right at its discretion (to be exercised in a commercially reasonable manner) to reduce the advance rates for Eligible Domestic Trade Accounts and Qualified Domestic Unbilled Accounts, to establish other reasonable criteria for determining the eligibility of receivables, and/or to establish reserves (including, but not limited to, accrued consultant wages at 50%) from time to time in its reasonable discretion during the term of the Credit Facility.

AVAILABILITY:       Availability will be defined as the amount by which (a) the
------------        lesser of (i) the Borrowing Base and (ii) the Maximum
                    Commitment Amount exceeds (b) the sum of all outstanding
                    Revolving Credit Loans, Letters of Credit, accrued charges, interest and fees, and exposure under foreign exchange contracts and interest rate protection agreements. The
                    Credit Parties shall have minimum Availability ("Minimum
                    Availability") as of the Closing Date (after giving effect to the funding of all Revolving Credit Loans and the issuance of all Letters of Credit to be funded or issued as of the Closing Date) of not less than $10,000,000.

PURPOSE:            The proceeds of the Revolving Credit Facility shall be used
-------             to: (i) to fund a portion of the consideration to be paid to the shareholders of RWI in connection with the Merger
                    Transactions, (ii) to finance transaction costs associated with the establishment of the Credit Facility and the consummation of the Merger Transactions, (iii) to finance the ongoing working capital requirements of the Borrowers after closing, (iv) to support Letters of Credit in an aggregate amount up to the LC Sublimit, and (v) for general corporate purposes.

COLLATERAL:         All obligations of the Borrowers under the Credit Facility
----------          shall be secured by an exclusive first priority security
                    interest in all property and assets of the Credit Parties, including, without limitation, all cash and cash equivalents, deposit accounts, accounts receivable, instruments, inventory (if applicable), machinery, real property, fixtures, plant and equipment, and all other tangible and intangible assets including rights under contracts and licenses, all

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[LOGO] JPMorganChase                                               Confidential

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    patents, copyrights and trademarks, and all products and proceeds of any and all of the foregoing (collectively, the "Collateral"). The Agent shall also receive a pledge of all of the outstanding capital stock of each of the Borrowers, and of any and all Subsidiaries of any Credit Party that may be formed, created or acquired at any time.

FEES AND
INTEREST            RATES: As set forth in the attached Schedule 1.
--------

DOCUMENTATION:      All loan, security and other documents (collectively, the
-------------       "Facility Documents"), shall be prepared by counsel for the
                    Agent and shall contain, among other things, customary conditions precedent, representations and warranties, affirmative covenants (including reporting requirements), negative covenants, and events of default. All Facility
                    Documents shall be mutually acceptable to the Borrowers, the Agent, the Lenders, and their respective counsel.

CONDITIONS
PRECEDENT:          Prior to or simultaneous with the Closing Date, each of the
---------           following conditions (together with such other customary
                    conditions precedent as the Agent or the Lenders shall reasonably require) shall have been satisfied by the Borrowers (as determined by the Agent, in its reasonable discretion):

                    1. Redwood Acquisition Corporation and RWI shall have entered into the Merger Agreement on terms and conditions reasonably satisfactory to the Agent.

                    2. The holders of not less than seventy five percent (75%) of the capital stock of RWI shall have approved the Merger Transactions on the terms set forth in the Merger Agreement.

                    3. The Merger Transactions shall have been completed substantially in accordance with the terms of the Merger Agreement, and the Merger Transactions shall comply in all respects with all applicable securities laws.

                    4. The purchase price for the shares of capital stock of RWI under the Merger Agreement shall not exceed the amount set forth on attached Schedule 2, and the sources and uses of funds in connection with the Merger Transactions shall be substantially as set forth on attached Schedule 2.

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                                  Page 5 of 8

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    5. The Agent shall have received and be reasonably satisfied with the Merger Agreement and all related documents with respect to the Merger Transactions contemplated by paragraphs 1 - 3 above, and the Agent shall be reasonably satisfied in all respects with the capital structure of the Credit Parties after giving effect to the Merger Transactions and the proposed sources and uses of funds in connection with the Merger Transactions.

                    6. The Borrowers, the Agent and the Lenders shall have entered into the Facility Documents containing, among other things, customary representations and warranties, conditions precedent, events of default and affirmative and negative covenants that shall include, but not be limited to, delivery of financial statements and Borrowing Base certificates, access to financial information, limitations on liens, indebtedness, capital leases, asset sales, mergers and acquisitions, restrictions on investments, dividends, management fees and distributions, and restrictions on voluntary prepayments of other debt. Such Facility Documents shall not contain financial covenants.

                    7. The Borrowers shall have delivered to the Agent the Borrowers' interim financial statements (including a balance sheet, income statement and cash flow statement) for the fiscal quarter ended June 30, 2001, and for the fiscal month ended August 31, 2001, in each case prepared in accordance with GAAP, consistently applied. Such interim financial statements shall reflect a negative EBITDA of not more than $2,000,000 for the fiscal quarter ended June 30, 2001, and an EBITDA of not less than $1 for the two month period ended August 31, 2001.

                    8.  The Borrowers shall have delivered to the Agent
                        (i) an updated opening balance sheet which accurately outlines the new capital structure contemplated herein, and (ii) updated projected financial statements for the Borrowers for the fiscal quarter ending December 31, 2001.

                    9. The Borrowers shall have satisfied Agent as to the existence of adequate casualty, all-risk, liability and other insurance coverage in form and substance satisfactory to the Agent and shall have satisfactorily named the Agent as mortgagee, loss payee and additional insured on all such policies.

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                                  Page 6 of 8

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    10. The Agent shall have received and be satisfied
                        with opinions of counsel to the Credit Parties covering such matters as the Agent shall reasonably require.

EXPENSES:           The Borrowers shall reimburse the Agent for out-of-pocket
--------            costs and expenses incurred by JPMorgan/Chase in connection with the delivery of its commitment and in connection with the arrangement, establishment, syndication and administration of the Credit Facility, including, without limitation, all field examination fees and expenses, travel costs, reasonable fees and expenses of Agent's counsel incurred in connection with the preparation, execution and administration of the Facility Documents, filing fees, search fees, recording fees, accounting and appraisal fees, and other customary fees and expenses, whether or not the Credit Facility is established and whether or not the Merger
                    Transactions are consummated; provided that the obligations of the Borrowers to reimburse the Agent for such costs and expenses shall be subject to the terms and provisions of that certain Fee Letter between JPMorgan/Chase and G. Drew
                    Conway dated as of June 15, 2001.

FIELD
EXAMINATIONS:       The Agent shall be permitted to conduct (i) one take down
------------        field examination of the Credit Parties' assets,
                    liabilities, books and records immediately prior to the Closing of the Credit Facility, (ii) three full field examinations of the Credit Parties' properties, assets, liabilities, books and records during the first twelve-month period following the Closing Date, and (iii) two full field examinations of the Credit Parties' properties, assets, liabilities, books and records during each twelve-month period thereafter. The cost of all field examinations shall be borne by the Borrower.

CASH
MANAGEMENT:         The Credit Parties shall have entered into lock box
----------          agreements and cash management systems acceptable to the
                    Agent which shall provide for the daily collection and remittance of all proceeds of the Credit Parties. The Credit
                    Facility will be administered by the Agent and the outstanding balance of the Revolving Credit Loans will increase immediately with new borrowings

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                                  Page 7 of 8

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                    and decrease immediately upon the application of all proceeds, subject to a one (1) day collection charge.

REQUIRED
LENDERS:            The consent of Lenders holding in the aggregate 51% of the
-------             total revolving credit commitments shall be required for
                    consents, waivers and other actions, except that (i) certain customary consents and waivers shall require the unanimous consent of all affected Lenders, and (ii) if at any time there shall be only two (2) Lenders holding interests in the Credit Facility, the unanimous consent of both Lenders shall be required for all consents, waivers and other actions.


REPORTING:          The Credit Parties shall provide reporting as the Agent may
---------           request, which may include, but not be limited to: (i)
                    monthly (or weekly at the Agent's reasonable discretion)
                    Borrowing Base reports, sales, collections and payables reports, and (ii) monthly accounts receivable and accounts payable agings and bank statements. The Agent shall also require: (a) monthly consolidated and consolidating financial statements prepared by management in accordance with GAAP; (b) quarterly consolidated and consolidating financial statements prepared by management in accordance with GAAP; (c) annual audited financial statements of the Credit Parties prepared by an independent certified public accountant that is satisfactory to the Agent; (d) annually, but prepared using monthly data, financial projections of the Credit Parties prepared by management in accordance with GAAP; and (e) if applicable, all reports promptly as filed with the Securities and Exchange Commission. The Borrowers will also be required on a monthly basis to provide reconciliations of accounts receivable and accounts payable between the financial statements, their respective agings and, with respect to accounts receivable, to a month end
                    Borrowing Base Certificate.

GOVERNING LAW:      New York.
-------------

AGENT'S COUNSEL:    Palmer & Dodge LLP.
---------------

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                                  Page 8 of 8

RENAISSANCE WORLDWIDE, INC.                                    CONFIDENTIAL

                                   SCHEDULE 1
                             FEES AND INTEREST RATES


ARRANGEMENT,
SYNDICATION,
ADMINISTRATION AND
PREPAYMENT FEES:    The Borrowers shall be required to pay to the Agent the
---------------     arrangement, syndication, administration, prepayment and
                    other fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.

COMMITMENT FEE:     The Borrowers shall be required to pay to the Agent for the
--------------      ratable accounts of the Lenders a Commitment Fee equal to
                    (i) 0.375% per annum if the Borrowers select the $40,000,000
                    Maximum Commitment Amount, or (ii) 0.500% per annum if the Borrowers select the $50,000,000 Maximum Commitment Amount, multiplied by the average daily unused amount of the Revolving Credit commitment during the preceding quarter, payable quarterly commencing on the first day of the calendar quarter following the Closing Date. Commitment Fees shall be calculated based on a 360 day year.

INTEREST
RATES:              With respect to all outstanding Revolving Credit loans the
-----               initial applicable interest rate will be (i) LIBOR plus 250 basis points, or (ii) Prime plus 50 basis points. All interest rates shall be calculated based on a 360 day year.

                    As used herein: (a) "LIBOR" means the London Interbank Offered Rates quoted by recognized financial sources such as Reuters or Bloomberg, adjusted if necessary for any statutory reserves, and (b) "Prime" means the rate announced by J.P. Morgan Chase & Co. as its prime rate. LIBOR-based Revolving Credit Loans will be (x) available for interest periods of one, two or three months, and (y) available in amounts not less than $500,000 each.

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[LOGO] JPMorganChase                                               Confidential
                           Schedule 1 - Page 1 of 2

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                                   SCHEDULE 1
                        FEES AND INTEREST RATES (cont'd)

PERFORMANCE
PRICING GRID:       Commencing on the first anniversary of the Closing Date, the
------------        applicable interest rate shall be adjusted quarterly based upon average excess Availability during the prior quarter as set forth in the following grid:

              ------------------------------------------------------------------
                 Excess Availability       Interest Rate       Interest Rate

                                            LIBOR Plus           Prime Plus
              ------------------------------------------------------------------
                      Level I                 225 bps              25 bps

              Greater than or equal to
                  $15,000,000
              ------------------------------------------------------------------
                      Level II                250 bps              50 bps

              $10,000,000 to $14,999,999
              ------------------------------------------------------------------
                      Level III               275 bps              75 bps

              $5,000,000 to $9,999,999
              ------------------------------------------------------------------

LETTER OF
CREDIT FEES:        The Borrowers shall pay to the Agent for the ratable
-----------         accounts of the Lenders, a Letter of Credit Fee for each
                    Letter of Credit issued by the Agent for the account of the Credit Parties equal in amount to 1.50% per annum on the face amount of such Letter of Credit, payable quarterly in advance. In addition to such Letter of Credit fees, the Borrowers shall pay to the Agent for its own account on such dates as the Agent shall specify, all customary fronting and other fees charged by the Agent to its customers for Letters of Credit issued by the Agent.

PENALTY RATE:       All outstanding Revolving Credit Loans shall bear interest
------------        at a penalty rate of interest equal to Prime plus 350 basis points upon the occurrence of, and during the continuance of, an Event of Default under the Facility Documents.

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[LOGO] JPMorganChase                                               Confidential
                           Schedule 1 - Page 2 of 2

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                                   SCHEDULE 2
               STOCK PURCHASE PRICE AND SOURCES AND USES OF FUNDS


The purchase price for the shares of capital stock of RWI under the Merger Agreement shall not exceed $1.65/share (or such greater price as JPMorgan/Chase, in its reasonable discretion, shall otherwise agree to in writing).


The sources and uses of funds in connection with the Merger Transaction (assuming a stock purchase price of $1.65 per share under the Merger Agreement) shall be substantially as follows:

--------------------------------------------------------------------------------------------------------------------
               Sources                                                     Uses
               -------                                                     ----
Cash on RWI's Balance Sheet                    $52.0MM       Purchase  of all  outstanding  stock      $87.5MM
                                                             of RWI
Initial Revolving Credit Loans                 $19.8MM       Transaction Expenses                      $ 4.0MM
Management Rollover                            $19.7MM
                                               -------                                                 -------
     Total                                     $91.5MM                        Total                    $91.5MM
--------------------------------------------------------------------------------------------------------------------


[LOGO] JPMorganChase                                               Confidential
                            Schedule 2 Page 1 of 1